EXHIBIT 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Asure Software, Inc. on Form S-3 (File No. 333-254138), Form S-4 (File No. 333-254140) and on Form S-8 (File Nos. 333-175186, 333-212312, 333-215097, 333-230967, 333-232754 and 333-249986) of our report dated March 14, 2022, with respect to our audits of the consolidated financial statements of Asure Software, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Asure Software, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, California
March 14, 2022